Exhibit 99.1

COMPETITIVE TECHNOLOGIES, INC. REPORTS
FOURTH QUARTER AND FULL YEAR FISCAL 2006 RESULTS

UPDATE ON PROGRESS OF STRATEGIC PLAN

Fairfield, CT (October 23, 2006) - Competitive Technologies, Inc. (AMEX: CTT) today announced a net loss of approximately $0.3 million, or $0.04 per share, for its fourth quarter ended July 31, 2006. This compares to net income of approximately $0.4 million, or $0.06 per diluted share, for the fourth quarter of the prior fiscal year. For the year ended July 31, 2006, we incurred a net loss of approximately $2.4 million, or $0.31 per share, compared to prior year net income of approximately $5.7 million, or $0.78 per diluted share.

Retained royalties for the quarter ended July 31, 2006, were approximately $1.1 million, a decrease of $1.0 million, or 47%, compared to approximately $2.1 million of retained royalties for the same quarter in the prior year. Retained royalties for the prior year included an aggregate of approximately $0.8 million for a sublicense fee received from our sexual dysfunction technology. Without this fee, retained royalties would have decreased approximately $0.2 million, or 17% from the same quarter of the prior year. The decrease was due to an approximate $0.4 million decrease in royalties received from our homocysteine assay technology, partially offset by a timing difference in the receipt of revenue related to another technology. The number of homocysteine assays sold and revenues fluctuates quarter-to-quarter. In addition, we believe that alleged infringers are negatively impacting the amount of royalty revenues received from our homocysteine assay, and we are pursuing Carolina Liquid Chemistries Corporation, Catch, Inc., and the Diazyme Laboratories Division of General Atomics, in a court-filed enforcement action. Progress on this case is pending further court action.

Total revenues for the quarter ended July 31, 2006, were approximately $1.4 million, compared to approximately $2.4 million in the same period of the prior year. The decrease in total revenues was due principally to the decrease in retained royalties. In addition, in the prior year we received dividends of approximately $0.1 million from a stock investment that did not recur in the current year.

Expenses in total for the quarter ended July 31, 2006 were approximately $1.7 million, compared to approximately $2.0 million in the prior year quarter. Personnel and other direct expenses related to revenues increased approximately $0.2 million, or 18%. In the prior year, we reversed incentive compensation accruals for certain former employees. There was no such credit in the current year quarter. General and administrative expenses for the quarter decreased approximately $0.6 million, or 47%, compared to the prior year. Approximately $0.5 million of the decrease was due to an overall decrease in legal costs as a result of less activity. In the prior year, we incurred approximately $0.4 million of costs to defend against a whistleblower claim that was dismissed earlier in the current fiscal year, and thus there were no significant costs incurred in the current quarter. In addition, we benefited from a reduction in costs compared to the prior year related to documentation and audit requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”). In the current year we were exempt from the requirements of SOX 404, although we did continue to maintain our internal control documentation. Patent enforcement expenses, net of reimbursements, increased approximately $0.1 million compared to the prior year, due to more activity in the current year related to homocysteine patent infringement litigation, and the timing of patent enforcement cost reimbursements.

“In fiscal year 2006, we took a number of important steps forward in executing our strategic plan, and are making progress positioning CTT for long term success”, said Michael D. Davidson, CTT’s Senior Vice President and Chief Financial Officer. “We now are about one year into a three year plan, and the loss for the year was not unexpected. The first phase of our plan was to re-define and set our goals, which we did around this time last year. One of our priorities was to hire a number of quality people to give us the resources to accomplish our goals. We completed the hiring process near the end of this past March. The second phase, which is ongoing, is to be more aggressive identifying new technologies and new sources of technology to fill our pipeline. We have been successful recently in signing new clients and bringing in new technologies, so the pipeline is beginning to fill. In addition, we have started to better market ourselves to reestablish CTT as a premier service provider in the intellectual property market. The last phase of our plan, which we have just begun, is and will be to market our new pipeline of technologies to generate long-term revenue streams. And while our plan will continue to be fine-tuned, we believe that we are on track to achieve our goals.”

Dr. D. J. Freed, CTT’s President and Chief Executive Officer added, “In the latter part of fiscal year 2006 we started accumulating new technologies for our pipeline. We continue to seek to add to our pipeline, while simultaneously trying to license the new technologies. We expect to continue these activities during fiscal year 2007, but at a faster pace since the team will be together for the full year. As of the end of the year, we have a strong balance sheet with nearly $13 million in cash, which we believe will carry us through any rough patches we incur as we execute our long-term plan with previously stated goals of $10 million of annual recurring revenues, and long-term profitability.”

Retained royalties for the year ended July 31, 2006, were approximately $4.5 million, a decrease of $7.1 million compared to approximately $11.7 million of retained royalty revenue recorded in the prior year. In the current year, we received a net $5.8 million less of upfront license fees than we received in the prior year. In addition, in the prior year we received a total of approximately $1.4 million of royalty revenue that did not recur in the current year resulting from an audit of back royalties from an expired license, and from a sublicense fee received relating to our sexual dysfunction technology. Other than these items, net retained royalties were flat for the current year compared to the prior year.

Total revenues for the year ended July 31, 2006, were approximately $5.2 million, a decrease of $9.0 million compared to approximately $14.2 million recorded for the prior fiscal year. In addition to the decrease in retained royalties, during the prior year an aggregate of approximately $2.0 million of revenue was received from a combination of legal awards and three dividends from a stock investment, none of which recurred in the current year.

Total expenses for the year ended July 31, 2006, decreased $0.9 million, to approximately $7.6 million from approximately $8.5 million incurred in the prior year. Personnel and other direct costs decreased approximately $0.8 million. Personnel costs decreased a net of $0.6 million, principally due to the lack of commission payments in the current year, and less bonus payments in the current year compared to the prior year, partially offset by increased costs in the current year related to the addition of new business development and legal staff, including salaries, benefits and recruiting costs, and the costs to recognize compensation expense related to stock options, as required due to the adoption of a new accounting pronouncement this year. Direct expenses decreased $0.2 million, as we incurred costs in the prior year related to new homocysteine licenses, and to assess certain other technologies. General and administrative expenses decreased approximately $0.3 million compared to the prior year, principally the result of a decrease in legal costs, which decreased due to less current year activity. In the prior year we incurred approximately $0.7 million more in costs to defend against a whistleblower claim that was dismissed earlier in the current fiscal year, partially offset by approximately $0.4 million of costs incurred in the current year to defend against claims filed against us by our former President and Chief Executive Officer, and costs related to our claim filed against him for damages for breach of contract, breach of fiduciary duty, statutory theft and other claims. Patent enforcement expenses, net of reimbursements, increased approximately $0.2 million, principally due to the costs of defending our homocysteine patent from an appeal to the U.S. Supreme Court of an earlier decision in our favor. The appeal was unsuccessful, and our patent remains valid.

CTT will hold a conference call at 11:00 a.m. EDT on October 24, 2006 to discuss results and provide an update on the company’s strategic plans. Investors and others are invited to listen to the broadcast live and ask questions by dialing in at 866-831-6247 (U.S./Canada) or 617-213-8856 (International). The passcode is: 32712616. The call will be web cast live over the Internet at http://www.competitivetech.net in the Investor Relations section. A replay of the call will be available the following day on our website.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider, focused on bringing the intellectual property assets of its clients to the marketplace. CTT specializes in identifying, developing and commercializing innovative technologies in a variety of areas, including life and physical sciences, electronics, and nanotechnologies. Through its global distribution platform, CTT maximizes the value of its clients’ intellectual property assets. For more information, please visit: www.competitivetech.net.

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release, other than historical facts, are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “may,” “will,” “should,” “anticipate,” “believe,” “intend,” “plan,” “expect,” “estimate,” “approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to our ability to obtain rights to market technologies, market acceptance of and competition for our licensed technologies, growth strategies and strategic plans, operating performance and financing of our operations, industry trends, and other risks and uncertainties inherent in our business, including those set forth in Item 7 under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K for the year ended July 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on October 13, 2005, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

COMPETITIVE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	4th quarter ended July 31,		Year ended July 31,

	2006	2005	2006	2005

Revenues
Retained royalties	$1,114	$2,118	$4,547	$11,638
Royalty legal awards	-	-	-	1,037
Dividends received	-	147	-	930
Investment income	201	127	592	433
Other income	37	35	49	136
	1,352	2,427	5,188	14,174

Expenses
Personnel and other direct expenses
relating to revenues	1,008	854	4,356	5,143
General and administrative expenses	637	1,202	2,791	3,046
Patent enforcement expenses, net of
reimbursements	91	(19)	465	273
	1,736	2,037	7,612	8,462

Income (loss) before income taxes	(384)	390	(2,424)	5,712
Provision (benefit) for income taxes	(35)	(27)	(47)	10
Net income (loss)	$(349)	$417	$(2,377)	$5,702

Net income (loss) per common share:
Basic	$(0.04)	$0.06	$(0.31)	$0.84
Assuming dilution	$(0.04)	$0.06	$(0.31)	$0.78

Weighted average number of common
shares outstanding:
Basic	7,908	7,152	7,652	6,763
Assuming dilution	7,908	7,571	7,652	7,325

COMPETITIVE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	July 31,	July 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$12,909	$14,280
Receivables	3,832	4,086
Equity securities	327	-
Prepaid expenses and other current assets	417	272
Total current assets	17,485	18,638

Equity securities	499	558
Prepaid royalties	265	75
Property and equipment, net	149	35
Intangible assets acquired, net	19	39
Deferred equity financing costs, net	-	96
TOTAL ASSETS	$18,417	$19,441

LIABILITIES AND SHAREHOLDERS' INTEREST
Current liabilities:
Accounts payable	$585	$643
Accrued expenses and other liabilities	3,378	4,690
Total current liabilities	3,963	5,333

Commitments and contingencies	-	-
Shareholders' interest:
5% preferred stock, $25 par value, 35,920 shares authorized, 2,427 shares issued and outstanding	61	61
Common stock, $.01 par value, 20,000,000 shares authorized, 7,956,534 and 7,326,749 shares issued, respectively	79	73
Capital in excess of par value	34,030	31,285
Accumulated deficit	(19,421)	(17,044)
Accumulated other comprehensive loss	(295)	(267)
Total shareholders' interest	14,454	14,108

TOTAL LIABILITIES AND SHAREHOLDERS'
INTEREST	$18,417	$19,441